Exhibit 99.1

Contact:	Tricia J. Richardson Novavax, Inc. 240-268-2031
NOVAVAX ANNOUNCES CLOSING OF $11 MILLION COMMON STOCK SALE TO
SUBSIDIARY OF CADILA PHARMACEUTICALS
ROCKVILLE, MD (April 1, 2009) - /PRNewswire-FirstCall/ — Novavax Inc. (NASDAQ: NVAX) announced today that it has completed the previously announced sale of 12.5 million shares of Novavax’s common stock at $0.88 per share to a wholly owned subsidiary of Cadila Pharmaceuticals as part of the new strategic alliance between Novavax and Cadila. Novavax intends to use the $11 million in gross proceeds from this investment to pay a portion of its 4.75% senior convertible notes due in July 2009 and for a variety of other corporate purposes, including internal research and development programs, working capital, and other general corporate purposes.
This offering was made pursuant to an existing effective shelf registration statement and was made directly by the Company. A prospectus supplement and the accompanying base prospectus was filed with the Securities and Exchange Commission (“SEC”) on March 31, 2009 and may be obtained at the SEC’s website at www.sec.gov.
About Novavax
Novavax, Inc. is a clinical-stage biotechnology company creating novel vaccines to address a broad range of infectious diseases worldwide using advanced proprietary virus-like-particle (VLP) technology. The company produces these VLP-based, potent, recombinant vaccines utilizing new and efficient manufacturing approaches. Additional information about Novavax is available at www.novavax.com and in the company’s various filings with the Securities and Exchange Commission.
Forward Looking Statement
Statements herein relating to future development results and performance, conditions or strategies and other matters, including expectations regarding the strategic partnership with Cadila, the establishment of a manufacturing facility in India and the development and commercialization of VLP vaccines in India, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks relating to whether all regulatory hurdles in India for transferring the Novavax intellectual property to the joint venture in exchange for equity in the joint venture, and gaining approvals to manufacture and commercialize any product in India can be achieved; whether the joint venture will have sufficient funding to achieve its goals; whether commercialization of any product that does achieve regulatory approval would be successful in India; and whether competitive products or technologies would hamper the joint venture’s ability to achieve its goals and be successful. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at http://www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.
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